EXHIBIT 99.1
Stanley-Martin Communities, LLC Reports Third Quarter 2008 Results
November 13, 2008, Reston, Virginia
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three and nine month periods ended September 30, 2008. Stanley-Martin preliminary financial highlights are as follows:
•	Third quarter 2008 revenues of $34.8 million decreased $8.9 million or 20.4% from third quarter 2007 revenues of $43.7 million. Total revenues for the nine months ended September 30, 2008 were $91.4 million down $26.7 million or 22.6% from $118.1 million in the same period in 2007.

•	Net loss for the third quarter 2008 was $(20.4) million, an increase of $12.8 million from $(7.6) million in the third quarter 2007. The net loss includes a $21.0 million and a $10.8 million charge for impairment of real estate inventory for the three months ended September 30, 2008 and 2007, respectively. Net loss for the nine months ended September 30, 2008 was $(23.8) million, an increase of $13.3 million from $(10.5) million in the first nine months in 2007. The net loss includes a $29.0 million and a $19.3 million charge for impairment of real estate inventory for the nine months ended September 30, 2008 and 2007, respectively.

•	New orders increased 125.9% to 61 homes in the three months ended September 30, 2008 from 27 homes in the same period in 2007. Net new orders increased 11.3% to 217 homes for the nine month period ended September 30, 2008 from 195 homes in the same period in 2007.

•	At September 30, 2008, our backlog was 108 homes with an aggregate contract price of $54.4 million, up from 85 homes with an aggregate contract price of $51.2 million at September 30, 2007.
Results of Operations:
Quarter Ended September 30, 2008 (2008) Compared to Quarter Ended September 30, 2007 (2007)
     Revenue. Total revenues for 2008 were $34.8 million, down $8.9 million or 20.4% from $43.7 million for 2007. Homebuilding sales were $33.4 million in 2008, down $8.8 million or 20.8% from $42.2 million in 2007. The decrease in homebuilding sales-homes was the result of a 20.0% decrease in the number of homes delivered and a 5.0% decrease in the average price of a delivered home. The Company had no Homebuilding-land sales in 2007 or 2008.
     During 2008, we delivered 64 homes with an average sales price of $498,000 compared to 80 homes with an average sales price of $524,000 in 2007. In 2008, we delivered 30 townhomes and 34 single family homes. The townhomes had an average sales price of $431,000 and the single family homes had an average sales price of $558,000. In 2007, we delivered 33 townhomes and 47 single family homes. The townhomes had an average sales price of $463,000 and the single family homes delivered had an average sales price of $566,000. The decrease in the average sales price is due to a shift in the product mix being offered by the Company and a general decline in demand within the market place. We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $1.2 million in 2008, down 14.3% from $1.4 million in 2007. The decrease in revenues when compared to the same quarter in the prior year was driven by a 47.9% decrease in the number of loans originated offset by a 20.8% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 28.0% of Heritage Mortgage’s business in the third quarter 2008, down from 34.5% in 2007.
     During 2008, Heritage Mortgage was responsible for handling the financing needs of 69% of our homebuyers, down from 89% in 2007. First Excel was responsible for underwriting title insurance for 90% of our Virginia homebuyers in the third quarter 2008, down from 94% in 2007. Financial services revenues were 3.6% of total 2008 revenues, up from 3.1% a year earlier.
     New Orders and Backlog. The number of new orders increased 125.9% to 61 in 2008 from 27 in 2007. The aggregate value of new orders was $31.9 million in 2008, up $17.0 million or 114.1% from $14.9 million a year earlier. The average sales price for new orders declined from $552,000 in 2007 to $523,000 in 2008.
This 5.3% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In 2007, 66.7% of the new orders were single family homes. In 2008, 45.9% of the new orders were single family homes.

2008 new orders were comprised of 28 single family homes with an average sales price of approximately $548,000 and 33 townhome new orders with an average sales price of $501,000. In 2007, there were 18 single family new orders with an average sales price of $562,000 and 9 townhome new orders with an average sales price of $534,000.
     At September 30, 2008, our backlog was 108 homes with an aggregate value of $54.4 million, up from 85 homes with an aggregate value of $51.2 million a year earlier. The average sales price in backlog at September 30, 2008 was $504,000, down $99,000 or 16.4% from $603,000 a year earlier. Just as with new orders, the decrease in average sales price in backlog is due to a change in product mix as well as a more challenging market. As of September 30, 2008, 56 single family homes were in backlog with an average sales price of $506,000, down from 63 single family homes with an average sales price of $620,000 a year earlier. As of September 30, 2008, 52 townhomes were in backlog with an average backlog price of $502,000. A year earlier, 22 townhomes were in backlog with an average backlog price of $552,000.
     Gross Margin-Homebuilding. The gross margin-homebuilding in 2008 was $(16.9) million or (50.5)% of homebuilding sales, down from $(2.0) million or (4.7%) of homebuilding sales in 2007. In the third quarter of 2008, market conditions for new home sales declined as inventory levels of both new and existing homes remained high and home prices continue to fall. As a result, the Company recorded a $21.0 million and $10.8 million charge for asset impairments of real estate inventory held due to declining market conditions for 2008 and 2007, respectively. The gross margin-homebuilding, excluding impairment, for the three months ended September 30, 2008 was 12.4%, down from 20.8% from the same period a year earlier.
     Selling and Marketing Expenses. Total selling and marketing expenses in 2008 decreased $0.1 million, or 3.7%, to $2.6 million from $2.7 million in 2007. Selling and marketing expenses as a percent of homebuilding sales increased to 8.0% in 2008 from 6.5% in 2007.
     General and Administrative Expenses. Total general and administrative expenses in 2008 decreased approximately $0.5 million or 10.6% to $4.2 million from $4.7 million in 2007. General and administrative expenses as a percentage of total revenues increased to 12.1% in 2008 from 10.7% in the same period in 2007. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs and professional fees. The increase in the ratio of general and administrative costs to total revenues is due to the reduced revenues and fixed cost nature of some of the general and administrative costs. Homebuilding general and administrative expenses were $2.9 million or 8.7% of homebuilding revenue in 2008, down from $3.0 million or 7.1% of homebuilding revenue a year earlier. Financial services general and administrative expenses were $1.3 million in 2008, down 23.5% from $1.7 million a year earlier. The decline is due to the reduced business volume offset by the fixed nature of many expenses.
     Gain (loss) on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the third quarter 2008, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The gain (loss) on derivative contracts, net, was $(493,867) in 2008. During 2007, we had two interest rate swaps and one interest rate collar with an aggregate notational amount of $50 million. The gain (loss) recorded on these derivative instruments was $(892,196) in 2007.
     Gain on Extinguishment of Debt. During 2008, the Company repurchased $4.0 million (face value) of Senior Subordinated Notes for $1.5 million in cash. The transaction resulted in a $2.4 million gain on extinguishment of debt, after the write-off of related deferred financing costs. During 2007, the Company repurchased $4.3 million (face value) of Senior Subordinated Notes for $3.1 million in cash. The transaction resulted in a $1.0 million gain on extinguishment of debt after the write-off of related deferred financing cost.
     Minority Interest. Minority interest expense represents the minority owners’ 25% interest in Heritage Mortgage and the minority owners 49% interest in First Excel Title, LLC. Minority interest (expense) benefit was $(6,017) for 2008 and $33,326 in the third quarter 2007.
     Net Income (loss). Overall, net loss for the third quarter 2008 was $(20.4) million, an increase of $12.8 million from $(7.6) million in 2007. Our homebuilding segment experienced an increase in net loss to $(20.4) million in 2008 from $(7.4) million in 2007. This decrease was primarily the result of the large impairments. Our financial services segment reported net loss of $(30,882) for 2008, down from $(212,910) in 2007. This decline reflects the slow down in both our mortgage and title businesses.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007
     Revenue. Total revenues for the nine months ended September 30, 2008 were $91.4 million, down $26.7 million or 22.6% from $118.1 million for the nine months ended September 30, 2007. Homebuilding sales were $87.5 million in the nine months ended September 30, 2008, off $24.3 million or 21.7% from $111.8 million in the nine months ended September 30, 2007. The decrease in homebuilding sales-homes was the result of a 24.1% decrease in the number of homes delivered and a 5.6% decrease in the average price of a delivered home offset by a reduction in the average time it takes to construct a home. The Company had $3.0 million of homebuilding-land sales in the nine months ended September 30, 2008.
     During the nine months ended September 30, 2007, we delivered 195 homes with an average sales price of $572,000 compared to 148 homes with an average sales price of $540,000 in the nine months ended September 30, 2008. In the nine months ended September 30, 2007, we delivered 76 townhomes and 119 single family homes with an average sales price of $525,000 and $602,000, respectively. In the nine months ended September 30, 2008, we delivered 54 townhomes and 94 single family homes. The townhomes had an average sales price of $462,000 and the single family homes delivered had an average sales price of $585,000. The decrease in the average sales price is due to the decline in demand within the market place and a shift in the product mix being offered by the company. We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $3.5 million in the nine months ended September 30, 2008, down 40.6% from $5.9 million in the nine months ended September 30, 2007. The decrease in revenues when compared to the same period in the prior year was driven by a 50.6% decrease in the number of loans originated offset by a 14.9% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 21.1% of Heritage Mortgage’s business in the nine months ended September 30, 2008, down from 24.8% in the nine months ended September 30, 2007.
     During the nine months ended September 30, 2008, Heritage Mortgage was responsible for handling the financing needs of 68% of our homebuyers, down from 88% in the nine months ended September 30, 2007. First Excel was responsible for underwriting title insurance for 91% of our Virginia homebuyers in the nine months ended September 30, 2008, down from 95% in the nine months ended September 30, 2007. Financial services revenues were 3.8% of total 2008 revenues, down from 5.0% a year earlier.
     New Orders. The number of new orders increased 11.3% to 217 in the nine months ended September 30, 2008 from 195 in the nine months ended September 30, 2007. The aggregate value of new orders was $109.7 million in the nine months ended September 30, 2008, down $0.5 million or 0.4% from $110.2 million a year earlier. The average sales price for single family and townhomes together declined from $565,000 in the nine months ended September 30, 2007 to $506,000 in the nine months ended September 30, 2008.
     This 10.4% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In the nine months ended September 30, 2008, 53.0% of the new orders were single family homes. In the nine months ended September 30, 2007, 64.1% of the new orders were single family homes. For the nine months ended September 30, 2008, new orders were comprised of 115 single family homes with an average sales price of approximately $527,000 and 102 townhome new orders with an average sales price of $481,000. In the nine months ended September 30, 2007, there were 125 single family new orders with an average sales price of $594,000 and 70 townhome new orders with an average sales price of $513,000.
     Gross Margin-Homebuilding. The gross margin-homebuilding in the nine months ended September 30, 2008 was $(17.9) million or (20.5)% of homebuilding sales, down from $5.7 million or 5.1% of homebuilding sales in the nine months ended September 30, 2007. For the year-to-date ended September 30, 2008, market conditions for new home sales declined as inventory levels of both new and existing homes remained high. As a result, the Company recorded an $29.0 million charge for asset impairments of real estate inventory held due to declining market conditions; a similar charge of $19.3 million was experienced in the nine months ended September 30, 2007. We expect the gross margin-homebuilding throughout 2008 to be below or at 2007 levels due to increased competition in the market place and lower anticipated average sales prices. The gross margin-homebuilding, excluding impairment, was 12.7%, down from 22.4% a year earlier, which is a reflection of the declining market.
     Selling and Marketing Expenses. Total selling and marketing expenses in the nine months ended September 30, 2008 decreased $1.1 million, or 13.8%, to $6.9 million from $8.0 million in the nine months ended September 30, 2007. Selling and marketing expenses as a percent of homebuilding sales increased to 7.9% in the nine months ended September 30, 2008 from 7.1% in the nine months ended September 30, 2007.
     General and Administrative Expenses. Total general and administrative expenses in the nine months ended September 30, 2008 decreased approximately $2.6 million or 16.9% to $12.8 million from $15.4 million in the nine months ended September 30, 2007.

General and administrative expenses as a percentage of total revenues increased to 14.0% in the nine months ended September 30, 2008 from 13.0% in the same period in the nine months ended September 30, 2007. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs and professional fees. The increase in the ratio of general and administrative costs to total revenues is due to the reduced revenues and fixed cost nature of some of the general and administrative costs. Homebuilding general and administrative expenses were $9.0 million or 10.3% of homebuilding revenue in the nine months ended September 30, 2008, down from $10.0 million or 8.9% a year earlier. Financial services general and administrative expenses were $3.8 million in the nine months ended September 30, 2008, down 29.6% from $5.4 million a year earlier. The dollar decline is due to the reduced business volume offset by the fixed nature of many expenses.
     Gain (loss) on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the nine months ended September 30, 2008 and 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The gain (loss) on derivative contracts, net, was $(838,181) in the nine months ended September 30, 2008. During the nine months ended September 30, 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million. The gain (loss) recorded on these derivative instruments was $(392,685) for the nine months ended September 30, 2007.
     Gain on Extinguishment of Debt. During the nine months ended September 30, 2008, the Company repurchased $20.3 million (face value) of Senior Subordinated Notes for $9.3 million in cash. The transactions resulted in a $10.5 million gain on extinguishment of debt after the write-off of related deferred financing costs. During the nine months ended September 30, 2007, the Company repurchased $4.3 million (face value) of Senior Subordinated Notes for $3.1 million in cash. The transaction resulted in a $1.0 million gain on extinguishment of debt after the write-off of related deferred financing cost.
     Minority Interest. Minority interest expense represents the minority owners 25% interest in Heritage Mortgage and the minority owners 49% interest in First Excel Title, LLC. Minority interest (expense) benefit was $46,290 for the nine months ended September 30, 2008 and $(164,981) in the nine months ended September 30, 2007. The decrease in 2008 from 2007 is due to reduced business activity in both our mortgage and title company.
      Net Income (loss). Overall, net loss for the nine months ended September 30, 2008 was $(23.8) million, an increase of $13.3 million from $(10.5) million in the nine months ended September 30, 2007. Our homebuilding segment experienced an increase in net loss to $(23.5) million in the nine months ended September 30, 2008 from $(10.7) million in the nine months ended September 30, 2007. This increase was primarily the result of the decrease in 2007 homebuilding sales revenue and a decline in gross homebuilding-margin. Our financial services segment reported net income (loss) of $(249,945) for the nine months ended September 30, 2008, down from $214,436 in the nine months ended September 30, 2007. This decline reflects the slow down in both our mortgage and title businesses.
Seasonality and Variability in Quarterly Results
     We have historically experienced, and expect to continue to experience, seasonal variability in our sales and net income on a quarterly basis. We believe that this seasonality reflects the tendency of homebuyers to shop for a new home in the spring with the goal of closing in the fall or winter as well as the scheduling of paving and construction to accommodate seasonal weather conditions. Additional factors that contribute to this variability include our ability to continue to acquire land and land options on acceptable terms, the timing of receipt of regulatory approval for development and construction, the condition of the real estate market and general and local economic conditions in the Washington, D.C. metropolitan area, prevailing interest rates and the availability of financing, both for us and for the purchasers of our homes and the cost and availability of materials and labor. Our historical financial performance is not necessarily a meaningful indicator of future results and may vary project to project and from quarter to quarter. Our revenue may fluctuate significantly on a quarterly basis. Quarter to quarter comparisons should not be relied upon as an indicator of future performance.
Liquidity and Capital Resources
     Our financing needs depend on settlement volume, asset turnover, land acquisition and inventory balances. We have incurred substantial indebtedness and may incur substantial indebtedness in the future to fund our homebuilding activities. During the first nine months of 2008, we borrowed $30.0 million on our line of credit.

These funds were used to fund our cash needs, which included $5.2 million net cash used in operating activities as of September 30, 2008, inclusive of a $1.6 million reduction in real estate; the repurchase of senior subordinated debt of $9.3 million; and certain capital payments of $12.3 million, which included $3.6 million of the Permitted Tax Distribution for 2007 (see discussions below).
     During the first nine months of 2008, we purchased approximately $3.7 million of land, before any purchase adjustments, using available cash and borrowings under our senior secured facility. We will continue to evaluate all of our alternatives to satisfy our demand for lots in the most cost effective manner. As of September 30, 2008, the Company has the following:

	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008
Owned lots not sold (2)	2,802	2,863 (1)	2,846	2,892
Option lots not sold	68	44	53	60

Total lots available for future sale	2,870	2,907	2,899	2,952
Sales backlog	108	111	72	39

Total lots for future deliveries	2,978	3,018	2,971	2,991

(1)	Includes an increase of 100 additional townhouse lots as a part of a revised long range plan within the Wildewood Communities.

(2)	Includes 598 multi-family lots and 1 commercial lot at Presidents Pointe.
     Our senior secured credit facility matures December 1, 2010. The senior secured credit facility provides financing of up to $127.5 million, consisting of a revolving credit facility and includes borrowing capacity available to our subsidiary Neighborhoods Capital, LLC and certain of its subsidiaries, for letters of credit.
     We assess our liquidity in terms of our ability to generate cash to fund our operating activities. We finance our land acquisitions, land improvements, homebuilding, development and construction activities from internally generated funds and our senior secured credit facility. The senior secured credit facility is a three-year facility that matures on December 1, 2010 and can be extended one year every December 1 subject to the lender’s approval. The Company made a request to extend the credit facility an additional year, but did not receive lender’s approval.
     As of September 30, 2008, we had $99.0 million borrowed on our senior secured credit facility. Our borrowing capacity under the senior secured credit facility is dependent on borrowing base calculations stipulated in the facility agreement. At September 30, 2008, these calculations allowed for additional borrowings of up to $23.3 million over the $99.0 million already on the line of credit. Borrowings under the senior secured credit facility are secured by land and construction work-in-progress and carry a floating interest rate of one month LIBOR plus a margin that ranges from 175 to 225 basis points.
     A $10 million warehouse line of credit provides financing for mortgage loans originated by Heritage Mortgage. Amounts outstanding under this warehouse line of credit are repaid at the time the mortgage loans are sold to a permanent investor. The warehouse line of credit currently bears interest at the Federal Funds Rate plus 1.00%. Mason is the principal borrower under the $10 million warehouse facility with Cardinal Bank, and Heritage Mortgage is jointly and severally liable with Mason for the obligations under the warehouse facility as an accommodation party (which in this case is equivalent to a guarantor). Accordingly, Heritage Mortgage bears no interest cost nor has any outstanding borrowings on the warehouse facility because ownership of the originated mortgage loans is transferred to Mason concurrent with Heritage Mortgage’s closing of the loans with the borrowers.
     For the nine months ended September 30, 2008, the Company repurchased senior subordinated notes with a face value of $20.3 million for $9.3 million. The transactions resulted in a gain on extinguishment of debt of $10.5 million after the write off of related deferred financing costs. In the third quarter of 2007, the Company repurchased senior subordinated notes with a face value of $4.3 million for $3.1 million. The transaction resulted in a gain on extinguishment of debt of $1.0 million, after the write-off of related deferred financing costs. The Company will continue to assess the current market value of the subordinated debt, outstanding debt on the line of credit and future liquidity requirements in determining the Company’s desire to repurchase additional subordinated debt. In addition, Holdings and other related parties purchased $35.7 million (face value) of senior subordinated notes for $13.8 million. Of the $35.7 million (face value) senior subordinated notes purchased, $15.0 million (face value) was purchased by a non-controlled, affiliated company.
     We believe that our available financing is adequate to support operations and planned land acquisitions through 2010.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007.
     Cash Flows used in Operating Activities. Net cash used in operating activities was $5.2 million for the nine months ended September 30, 2008, down 67.1% from the net cash used in operating activities of $15.8 million in the same period a year earlier. The majority of the decrease in net cash used in operating activities was the result of a significant decrease in the use of cash related to the change in our real estate inventory. The change in real estate inventory was $1.6 million in the nine months ended September 30, 2008 as compared to $(22.7) million in the nine months ended September 30, 2007 and was the result of a reduction in purchases of land and a decrease in land development activities for the nine months ended September 30, 2008.
     Cash Flows used in Investing Activities. Net cash used in investing activities for the nine months ended September 30, 2008 represents the purchase of $174,899 of leasehold improvements and office furniture and equipment. Net cash used in investing activities for the nine months ended September 30, 2007 represent property and equipment purchases of $69,749.
     Cash Flows provided by Financing Activities. Cash provided by financing activities was $8.4 million for the nine months ended September 30, 2008, down 43.2% from $14.8 million a year earlier. In the nine months ended September 30, 2008, we borrowed $30.0 million on our line of credit. In the nine months ended 2007, we drew $24.5 million on our line of credit and repaid $2.4 million of notes payable. Distributions to the member were $12.3 million and $3.6 million in the nine months ended September 30, 2008 and 2007, respectively. Distributions to minority partners decreased to $89,856 in the nine months ended September 30, 2008 from $258,912 in the nine months ended September 30, 2007.
     Neighborhood Holdings, LLC, our parent, has substantial obligations to make distribution payments on its outstanding Class A membership interests. Neighborhood Holdings is obligated to pay approximately $375,000 a month to the holders of Class A membership interests. Class A membership interests will be redeemed in installments on June 30, 2009, June 30, 2010, and June 30, 2011. As of September 30, 2008, the redemption amounts due on the dates listed above are $13.3 million, $17.5 million and $11.6 million, respectively. Neighborhood Holdings has the right to request the holders of the Class A membership interests to roll forward for a three year period the obligations due on each of the redemption dates. In the four and a half years during which Neighborhood Holdings has been obligated to make similar annual payments, the majority of the holders of the Class A membership interests have agreed to roll the redemption date forward three years. There is no assurance that these holders will continue to accede to any future requests to defer payment. In addition, from time to time, Neighborhood Holdings makes distribution payments on its Class B membership interests, a portion of which may be used to fund the tax obligations of the beneficial holders thereof, Martin K. Alloy and Steven B. Alloy, which are attributable to our income by virtue of our being a “pass-through” entity for income tax purposes. Neighborhood Holdings relies on distributions from its subsidiaries, including the Company, to fund these payments. For the nine months ended September 30, 2008 and 2007, there were $12.3 million and $3.6 million of distributions to Holdings, respectively.
     The Trust Indenture related to the senior subordinated notes permits payments of distributions by the Company to Holdings including but not limited to the following: a) a permitted tax dividend to allow the direct and indirect beneficial owners of the equity interests of the Company to pay taxes on the net income generated by the Company; b) up to $4.0 million each calendar year to allow Holdings to make required monthly payments to the Holdings Series A Investors; c) up to $500,000 each calendar year to allow Holdings to pay corporate overhead expenses incurred in the ordinary course of business; and d) an aggregate $5.0 million of additional ‘Restricted Payments’ (as defined therein) from the Issue Date. In addition, the Trust Indenture provides for an additional distribution up to fifty percent (50%) of consolidated net income for a period only to the extent certain ratios are maintained (the Ratio Exception as defined in the Trust Indenture) by the Company. Distributions made have met the requirements of the Trust Indenture.
     The Company’s “Consolidated Tangible Net Worth” (as defined by the Trust Indenture) was $32.8 million as of March 31, 2008. In accordance with the Trust Indenture, the Company notified the Trustee within 55 days after the end of the quarter that the Consolidated Tangible Net Worth was less than $35 million. Under the Trust Indenture, if the Company’s Consolidated Tangible Net Worth is less than $35 million for two consecutive quarters, then within 65 days after the end of such second quarter, the Company would be required to cure the Consolidated Tangible Net Worth deficiency by obtaining sufficient additional cash equity investments or to offer to repurchase 10% of the then outstanding senior subordinated notes at par (a “Repurchase Offer”).
The Consolidated Tangible Net Worth of the Company was $28.2 million at June 30, 2008 and the Company did not meet the requirements of the Minimum Consolidated Tangible Net Worth. Because the Company’s Consolidated Tangible Net Worth was below $35.0 million for two consecutive quarters the Company was required to either obtain sufficient additional cash equity investment or to make a Repurchase Offer.
As of June 30, 2008, the Company had repurchased senior subordinated notes in the aggregate amount of $20.6 million (face amount). Under the Trust Indenture, the Company is not required to make a Repurchase Offer to the extent that it has previously acquired senior subordinated notes with a principal amount in excess of the amount of notes required to be subject to the Repurchase Offer. Since the Repurchase Offer is satisfied from previously acquired senior subordinated notes, the Company has satisfied the Repurchase Offer obligation.
The Consolidated Tangible Net Worth of the Company was $6.4 million as of September 30, 2008 and the Company did not meet the requirement of the Minimum Consolidated Tangible Net Worth. In accordance with the trust indenture, the Company must notify the Trustee within 55 days after the end of the quarter that the Consolidated Tangible Net Worth was less then $35 million. Under the Trust Indenture, if the Company’s Consolidated Tangible Net Worth is less than $35 million for two consecutive quarters, which would be the period ending December 31, 2008, the Company would be required to cure the Consolidated Tangle Net Worth deficiency by obtaining sufficient additional cash equity investments or to make a Repurchase Offer. Since the Repurchase Offer may be satisfied from previously acquired senior subordinated notes, the Repurchase Offer would be satisfied because the Company has previously repurchased sufficient senior subordinated notes.
The Company has cumulatively repurchased $29.3 million (face) value of senior subordinated notes
     Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of revenues when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of revenues for the three month and nine month period ended September 30, 2008 and 2007 is summarized as follows (amounts in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Interest incurred and capitalized	$4,341,456	$4,860,076	$13,184,621	$14,722,766
Interest cost unrelated to homebuilding expensed	$21,087	$36,249	$138,964	$112,465
Capitalized interest amortized to cost of sales	$2,170,141	$1,918,087	$5,356,161	$5,023,149
Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)
     EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, and (d) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net loss	$(20,403,495)	$(7,590,190)	$(23,788,946)	$(10,504,149)

Expensing of previously capitalized interest in cost of sales	2,170,141	1,918,087	5,356,161	5,023,149

Impairment of real estate inventory	21,038,337	10,802,053	28,980,778	19,344,944

Other non-capitalized interest	21,087	36,249	138,964	112,465

Depreciation	127,565	135,261	384,750	480,626

EBITDA	$2,953,635	$5,301,460	$11,071,707	$14,457,035

     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected and historical results is included in “Risk Factors” in our Form 10-K dated March 27, 2008. Moreover, the financial guidance contained herein related to our expected results of operations for fiscal 2008 reflects our expectations as of November 13, 2008 and is not being reconfirmed or updated herein or by the Quarterly Report on Form 10-Q.
     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,
	2008	December 31,
	(unaudited)	2007
Assets
Cash and cash equivalents	$7,704,555	$4,664,911
Real estate inventory	233,102,283	263,008,573
Deposits and escrows	2,044,161	2,536,533
Property and equipment, net	1,442,614	1,645,065
Due from related parties	209,483	86,306
Accounts receivable	3,532,201	2,388,026
Deferred financing costs, net	3,134,697	4,054,793
Other assets	2,248,707	1,808,743

	$253,418,701	$280,192,950

Liabilities and Member’s Capital

Liabilities:
Debt	$224,410,000	$214,720,000
Accounts payable and accrued expenses	6,727,758	5,259,319
Due to related parties	190,381	51,816
Accrued interest payable	2,038,289	5,749,318
Purchaser deposits	2,170,882	1,112,613
Cost to complete and customer services reserves	3,942,518	3,639,239
Other liabilities	4,212,529	3,753,625

Total liabilities	243,692,357	234,285,930

Minority interest	237,469	373,615
Member’s capital	9,488,875	45,533,405

	$253,418,701	$280,192,950

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Statements of Operations and Member’s Capital
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:

Homebuilding sales — homes	$31,883,292	$41,888,360	$79,912,104	$111,497,252
Homebuilding sales — land	—	—	3,000,000	—
Custom home services fees	1,552,147	319,075	4,628,155	319,075
Financial services	1,235,684	1,364,878	3,489,198	5,856,578
Management services	86,584	142,300	371,584	427,310

Total revenues	34,757,707	43,714,613	91,401,041	118,100,215

Operating expenses:
Cost of sales — homes	28,223,360	33,194,955	70,118,711	86,578,027
Cost of sales — land	—	—	3,035,264	—
Cost of sales — custom home services	1,082,053	211,499	3,315,580	211,499
Impairment of real estate inventory	21,038,337	10,802,053	28,980,778	19,344,944
Selling and marketing expenses	2,661,383	2,745,675	6,922,924	7,983,912
General and administrative expenses	4,196,263	4,664,544	12,779,724	15,412,258

Operating loss	(22,443,689)	(7,904,113)	(33,751,940)	(11,430,425)

Loss on derivative contracts, net	(493,867)	(892,196)	(838,181)	(392,685)
Gain on extinguishment of debt, net	2,390,290	1,012,596	10,467,726	1,012,596
Other income, net	149,788	160,197	287,159	471,346

Net loss before minority interest	(20,397,478)	(7,623,516)	(23,835,236)	(10,339,168)
Minority interest benefit (expense)	(6,017)	33,326	46,290	(164,981)

Net loss	(20,403,495)	(7,590,190)	(23,788,946)	(10,504,149)

Distributions to members	(1,691,584)	(1,337,503)	(12,255,584)	(3,552,500)
Beginning member’s capital	31,583,954	65,995,489	45,533,405	71,124,445

Member’s capital	$9,488,875	$57,067,796	$9,488,875	$57,067,796

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(23,788,946)	$(10,504,149)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of real estate inventory	28,980,778	19,344,944
Gain on extinguishment of debt	(10,467,726)	(1,012,596)
Gain on sale of property and equipment	(7,400)	—
Depreciation and amortization	384,750	480,626
Changes in fair value of derivative contracts	168,256	562,062
Minority interest	(46,290)	164,981
Change in:
Real estate inventory	1,595,575	(22,660,057)
Accounts receivable and other assets	(1,584,139)	520,023
Due to/from related parties	15,388	(79,592)
Deposits and escrows	492,372	2,004,500
Accounts payable and accrued expenses	1,468,439	(1,118,454)
Purchaser deposits	1,058,269	159,464
Accrued interest payable	(3,711,029)	(3,776,910)
Other liabilities	290,648	114,879

Total adjustments	18,637,891	(5,296,130)

Net cash used in operating activities	(5,151,055)	(15,800,279)

Cash flows used in investing activities:
Purchase of property and equipment	(174,899)	(69,749)

Cash flows from financing activities:
Repayments of loans payable	—	(2,750,000)
Repurchase of subordinated debt	(9,288,962)	(3,142,500)
Draws on line of credit, net	30,000,000	24,500,000
Distribution to member	(12,255,584)	(3,552,500)
Distribution to minority partners	(89,856)	(258,912)

Net cash provided by financing activities	8,365,598	14,796,088

Net increase (decrease) in cash and cash equivalents	3,039,644	(1,073,940)
Cash and cash equivalents at beginning of period	4,664,911	2,845,724

Cash and cash equivalents at end of period	$7,704,555	$1,771,784

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of capitalized interest of $16,875,921 and $18,612,141, respectively	$52,165	$112,465

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for the three and nine month periods ended September 30, 2008 and 2007 (dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in thousands)		(dollars in thousands)
Home Deliveries (homes):
Single-family	34	47	94	119
Townhome	30	33	54	76

Total	64	80	148	195

Average Sales Price of Homes Delivered:
Single-family	$558	$566	$585	$602
Townhome	$431	$463	$462	$525
Average sales price of homes delivered	$498	$524	$540	$572

Revenue from Homes Delivered:
Single-family	$18,965	$26,615	$54,955	$71,610
Townhome	12,918	15,273	24,957	39,887

Total	$31,883	$41,888	$79,912	$111,497

Revenue from Land Sales:	$—	$—	$3,000	$—

Custom Home Services Fees:	$1,552	$319	$4,628	$319

New Orders (homes):
Single-family	28	18	115	125
Townhome	33	9	102	70

Total	61	27	217	195

Average Sales Price of New Orders:
Single-family	$548	$562	$527	$594
Townhome	$501	$534	$481	$513
Average sales price of all new orders	$523	$552	$506	$565

Value of New Orders:
Single-family	$15,341	$10,109	$60,657	$74,268
Townhome	16,548	4,808	49,074	35,909

Total	$31,889	$14,917	$109,731	$110,177

Backlog at End of Period (homes):
Single-family	56	63	56	63
Townhome	52	22	52	22

Total	108	85	108	85

Average Sales Price Backlog End of Period:
Single-family	$506	$620	$506	$620
Townhome	$502	$552	$502	$552
Average sales price backlog value for all homes	$504	$603	$504	$603

Backlog Sales Value at End of Period:
Single-family	$28,314	$39,081	$28,314	$39,081
Townhome	26,127	12,149	26,127	12,149

Total	$54,441	$51,230	$54,441	$51,230